Exhibit 99.1
FOR IMMEDIATE RELEASE: MARCH 23, 2007
CANYON RESOURCES ADOPTS NEW STOCKHOLDER RIGHTS PLAN TO REPLACE EXPIRING PLAN
Golden, CO — Canyon Resources Corporation (AMEX:CAU), a Colorado-based mining company, today announced that its Board of Directors adopted a new Stockholder Rights Plan (the “rights plan”) that became effective on March 23, 2007. Canyon Resources’ former rights plan, adopted in 1997, expired on March 20, 2007. The rights plan is designed to protect all stockholders of the Company against potential acquirers who may pursue coercive or unfair tactics aimed at gaining control of the Company without paying all stockholders of the Company a full and fair price.
“The overriding objective of the Board of Directors in adopting the rights plan is to maximize shareholder value should an unsolicited offer to acquire the company arise,” said James Hesketh, President and CEO. “This will not prevent the Board from approving a fair and equitable offer to acquire the Company if one should materialize.”
In implementing the rights plan, the Board of Directors has declared a dividend of one common stock purchase right for each outstanding share of the Company’s common stock held of record as of the close of business on April 16, 2007. Each right initially would entitle the holder thereof to purchase one share of common stock. The rights will expire on March 23, 2017. The distribution of rights under the plan will not interfere with the Company’s business plans or be dilutive or affect our reported per share results.
The rights are represented by the Company’s common stock certificates and are not immediately exercisable. Under the plan, the preferred purchase rights generally become exercisable upon the acquisition of 20% or more of the Company’s outstanding common stock, unless the Board of Directors redeems the rights. If exercised, all holders of rights, other than the acquiring person or group, would be entitled to acquire shares of the Company’s common stock at a 50% discount to the then-current market price. In addition, if the rights become exercisable and the Company is acquired in a merger, each right would entitle the holder to purchase shares of the acquiring company at a 50% discount to the then-current market price.
Details of the rights plan will be mailed to all stockholders of the Company with the Company’s proxy statement and annual report. Additional information concerning the rights plan, including a copy of the rights plan, will be filed with the Securities and Exchange Commission and will be accessible via the EDGAR database at www.sec.gov.
For additional information on Canyon Resources please visit our website at www.canyonresources.com.

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934 as amended. Such forward-looking statements include, among others, feasibility and drilling studies for the Briggs and Cecil R projects, mineralized material estimates, reserve estimates, drilling capability and the potential reopening or expansion of the Briggs Mine. Factors that could cause actual results to differ materially from these forward-looking statements include, among others: the volatility of gold prices; potential operating risks of mining, development and expansion; the uncertainty of estimates of reserves, mineralized material and gold deposits; and environmental and governmental regulations; availability of financing; the outcome of litigation, as well as judicial proceedings and force majeure events and other risk factors as described from time to time in the Company’s filings with the Securities and Exchange Commission. Most of these factors are beyond the Company’s ability to control or predict.
FOR FURTHER INFORMATION, CONTACT:
James Hesketh, President and CEO (303) 278-8464
Valerie Kimball, Investor Relations (303) 278-8464
www.canyonresources.com